EXHIBIT 10.19

OFFICE LEASE

THIS OFFICE LEASE is executed this 20 day of September, 2010, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership, d/b/a Duke Realty of Indiana Limited Partnership ("Landlord"), and PANERA, LLC, a Delaware limited liability company ("Tenant").

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a)    Leased Premises (shown outlined on Exhibit A attached hereto): 73,976 rentable square feet located on a portion of the first floor, and all of the second and third floors and approximately 2,947 square feet (commonly referred to as LL 10 and LL11) located on the lower level of the building commonly known as Laumeier I (the "Building") consisting of 116,277 rentable square feet, located at 3630 S. Geyer Road, St. Louis, Missouri 63127.

(b)    Rentable Area: 73,976 rentable square feet. The Rentable Area includes the square footage within the Leased Premises plus a pro rata portion of the square footage of the common areas within the Building, as reasonably determined by Landlord. For purposes of this Lease, the Building Owners and Managers Association International ("BOMA") Standard Method for Measuring Floor Area In Office Buildings American National Standard ANSI-265.1-1996 approved June 7, 1996 by American National Standards Institute, Inc. ("BOMA Standards") was utilized to determine the useable area of the Leased Premises and the usable area of the Building. The Rentable Area shall include the area designated within the Leased Premises plus a pro rata portion based upon the current 5% factor of the area covered by the Common Areas (as hereinafter defined). Landlord's determination of Rentable Area in the manner provided shall be deemed correct for all purposes hereunder.

(c)    Tenant's Proportionate Share:     Months 1-12:         0%
Months 13 -132:    63.62%.

(d)    Minimum Annual Rent:

Months 1 - 6            $ 0.00 per year
Months 7 - 60            $1,608,978.00 per year
Months 61 - 132        $1,812,411.96 per year

(e)    Monthly Rental Installments:

Months 1 - 6            $ 0.00 per month
Months 7 - 60            $ 134,081.50 per month
Months 61 - 132        $ 151,034.33 per month

(f)    Landlord's Share of Operating Expenses per Rentable Square Foot: $9.25.

(g)    Target Commencement Date: May 1, 2010.

(h)    Lease Term: Eleven (11) years.

(i)    Security Deposit: Intentionally Omitted.

(j)    Broker: Cresa Partners representing Tenant.

(k)    Permitted Use: General office purposes, research and development, including a test kitchen, subject to municipal approvals.

(l)    Address for notices and payments are as follows:

Landlord:        Duke Realty Limited Partnership,
d/b/a Duke Realty of Indiana Limited Partnership
c/o Duke Realty Corporation
Attn.:    St. Louis Market - Vice President,
Asset Management & Customer Service
520 Maryville Centre Drive, Suite 200
St. Louis, MO 63141-5819

With a Copy to:        Duke Realty Limited Partnership
d/b/a Duke Realty of Indiana Limited Partnership
c/o Duke Realty Corporation
Attn:    St. Louis Market Attorney
6133 North River Road, Suite 200
Rosemont, IL 60018

With Rental
Payments to:        Duke Realty Limited Partnership,
d/b/a Duke Realty of Indiana Limited Partnership
75 Remittance Drive, Suite 3205
Chicago, IL 60675-3205

Tenant:            Panera, LLC
(prior to occupancy)    6710 Clayton Road
Richmond Heights, MO 63117
Attn: Lease Accounting

With a copy to:        Panera, LLC
Three Charles River Place
63 Kendrick Street
Needham, MA 02494
Attention: Development Counsel

Tenant:            Panera, LLC
(following occupancy)    3630 S. Geyer Road, Suite 100
St. Louis, MO 63127
Attn: Lease Accounting

With a copy to:        Panera, LLC
Three Charles River Place
63 Kendrick Street
Needham, MA 02494
Attention: Development Counsel

(m)    Guarantor: None.

(n)    Reciprocal Easement Agreement: that certain Reciprocal Easement Agreement dated May 28, 1986 and recorded July 2, 1986 in the office of the Recorder of Deeds of St. Louis County, Missouri at Book 7937, Page 1787, as amended by First Amendment to Reciprocal Easement Agreement dated February 2, 1989 and recorded March 30, 1989 in the office of the Recorder of Deeds of St. Louis County, Missouri at Book 8487, Page 2433, as further amended by Second Amendment of Reciprocal Easement Agreement dated November 2, 1989 and recorded December 27, 1989 in the office of the Recorder of Deeds of St. Louis County, Missouri at Book 8674, Page 2474,

Third Amendment to Reciprocal Easement Agreement dated August 27, 1992 and recorded in the office of the Recorder of Deeds of St. Louis County, Missouri at Book 9460, Page 1915 and Fourth Amendment to Reciprocal Easement Agreement dated July 11, 2008 . Landlord agrees that it will not voluntarily consent to any future amendments to the Reciprocal Easement Agreement or any other covenants that would encumber the Leased Premises if such covenants would materially increase Tenants obligations under this Lease or the assessments theretofore permitted to be charged against the Leased Premises, without obtaining Tenant's prior written consent.

EXHIBITS
Exhibit A - Leased Premises
Exhibit B - Tenant Improvements
Exhibit B-1 - Proposed Schedule
Exhibit C - Letter of Understanding
Exhibit D - Intentionally Omitted
Exhibit E - Rules and Regulations
Exhibit F - Janitorial Specifications
Exhibit G - Additional Space
Exhibit H - Intentionally Omitted
Exhibit I - Intentionally Omitted
Exhibit J - Intentionally Omitted
Exhibit K - Emergency Generator

Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the "Common Areas"): the areas of the Building (designated as "Common Area" on Exhibit A), the underlying land and improvements thereto that are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others, and the easement areas benefiting the Building under the Reciprocal Easement Agreement. To the best of Landlord's knowledge, Landlord has not received written notice from any governmental authority that the Building is not in compliance with applicable laws, regulations, codes and statutes.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01. Term. The Lease Term shall commence as of the date (the "Commencement Date") that Substantial Completion (as defined in Exhibit B hereto) of the Tenant Improvements (as defined in Section 2.02 below) occurs. Landlord shall use commercially reasonable efforts to deliver the Leased Premises to Tenant on the Target Commencement Date. If the Leased Premises have not been delivered to Tenant on or before August 1, 2010, Substantially Completed with the Tenant Improvements, subject to punch list items and any delays not caused by the acts of Landlord, then Landlord shall provide Tenant one (1) day's Minimum Annual Rent abatement for each day of delay after August 1, 2010. Such abatement right shall be Tenant's sole remedies for Landlord's failure to deliver the Leased Premises as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.

Section 2.02. Construction of Tenant Improvements. Landlord shall construct and install all leasehold improvements to the Leased Premises (collectively, the "Tenant Improvements") in accordance with Exhibit B attached hereto and made a part hereof.

Section 2.03. Surrender of the Leased Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, (b) remove from the Leased Premises or where located (i) Tenant's Property (as defined in Section 8.01 below), (ii) all data and communications equipment, wiring and cabling (including above ceiling, below raised floors and behind walls), and (iii) the Test Kitchen (as hereinafter defined), if any, and any alterations required to be removed pursuant to Section 7.03 below, and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Commencement Date, reasonable wear and tear excepted. All of Tenant's Property that is not removed within ten

(10) days following Landlord's written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant's cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease. Notwithstanding anything herein to the contrary, Tenant has no obligation to remove the Tenant Improvements (specifically excluding any Test Kitchen).

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a month-to-month tenant at one hundred twenty-five percent (125%) of the Monthly Rental Installments and Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the expiration or earlier termination during the first three (3) months and thereafter at one hundred fifty percent (150%) of the Monthly Rental Installments and Annual Rental Adjustment for the Leased Premises, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease. Either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days' prior written notice to the other, whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord's remedies in such event.

ARTICLE 3 - RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without demand, deduction or offset, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated.

Tenant shall be responsible for delivering the Monthly Rental Installments to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.01.

Section 3.02. Annual Rental Adjustment Definitions.

(a)    "Annual Rental Adjustment" shall mean the amount of Tenant's Proportionate Share of Operating Expenses for a particular calendar year.

(b)    "Operating Expenses" shall mean the amount of all of Landlord's costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Common Areas in good condition and repair for a particular calendar year (including all additional costs and expenses that Landlord reasonably determines that it would have paid or incurred during such year if the Building had been ninety-five percent (95%) occupied; furthermore, if the Building's occupancy is deemed substantially full in any calendar year, all costs and expenses paid or incurred during that year will be recoverable from the tenants of the Building), including by way of illustration and not limitation, the following: all Real Estate Taxes (as hereinafter defined), insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Building); service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air-conditioning system; five-day-a-week cleaning and other janitorial services; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; management fees and administrative fees (not to exceed three and one-half percent (3.5%) of gross revenues for the Building actually received by Landlord); supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking and sidewalk areas (including snow and ice removal), landscaped areas, and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants, trust indentures or charged by any owners association; provided, however, if any special assessments are assessed pursuant to any covenants, trust indentures or owners' associations that are payable in installments, only installments accrued and coming due during the Lease Term and any extension periods shall be the responsibility of Tenant. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably and consistently determined by Landlord), and only the amortized portion shall be included in Operating Expenses.

Operating Expenses shall not include the following:

1.    Leasing commissions.

2.	The cost of tenant finish improvements provided solely for the benefit of other tenants or proposed tenants in the Building.

3.	Costs of correcting building code violations which violations were in existence on the Commencement Date.
4.    Depreciation on the Building.
5.    The cost of services separately charged to and paid by another tenant in the Building.
6.    Interest payments and financing costs associated with Building financing.
7.    Legal fees associated with the preparation, interpretation and/or enforcement of leases.

8.	Repairs and replacements for which and to the extent that Landlord has been reimbursed by insurance and/or paid pursuant to warranties.
9.    Advertising and promotional expenses.

10.	Costs representing amounts paid to an affiliate of Landlord for services or materials which are in excess of the amounts which would have been paid in the absence of such relationship.

11.
Costs of installing, operating and maintaining any conference rooms, fitness centers or other amenities in the Building or that are designated in the future for the benefit of tenants in the Building and others in the Park.

(c)    "Tenant's Proportionate Share of Operating Expenses" shall mean an amount equal to the remainder of (i) the product of Tenant's Proportionate Share times the Operating Expenses less (ii) the product of Landlord's Share of Operating Expenses per Rentable Square Foot times the Rentable Area, provided that such amount shall not be less than zero.

(d)    "Real Estate Taxes" shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or Common Areas, or against Landlord's business of leasing the Building, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes. Within thirty (30) days of receipt of written request from Tenant, Landlord shall deliver a copy of the invoice for Real Estate Taxes to Tenant along with a statement of whether or not Landlord will contest the same. In the event that Landlord does not contest Real Estate Taxes for any year during the Term, Tenant shall have the right to request such contest. Landlord shall diligently pursue such contest in a commercially reasonable manner and Tenant shall reimburse Landlord for any reasonable fees, expenses and costs incurred by Landlord in contesting such Real Estate Taxes or portions thereof whether or not such contest is successful. If such contest results in a refund of Real Estate Taxes in any year, Tenant shall be entitled to receive its share of such refund, pro-rated for the period with respect to which Tenant paid its share of Real Estate Taxes for such year after deducting from the refund all fees, expenses and costs incurred by Landlord in such contest.

Section 3.03. Payment of Additional Rent.

(a)    Any amount required to be paid by Tenant hereunder (in addition to Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered "Additional Rent" payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Minimum Annual Rent.

(b)    In addition to the Minimum Annual Rent specified in this Lease, commencing with the thirteenth (13th) month of the Lease Term, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.03. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment during such year by giving Tenant at least thirty (30) days written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such year. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant (or refund to Tenant if after the expiration of this Lease), as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the "Prime Rate") plus four percent (4%) per annum. Notwithstanding the above, the late charges set forth above shall not apply to any installment of Rent or Additional Rent which is paid late unless Landlord has provided Tenant with at least five (5) business days written notice that the same is past due. Tenant agrees that no such notice and cure period shall be required of Landlord if Tenant has received at least one (1) such notice during the preceding twelve (12) month period.

Section 3.05. Maximum Increase in Operating Expenses. Notwithstanding anything in this Lease to the contrary, Tenant will be responsible for Tenant's Proportionate Share of Real Estate Taxes, insurance, utilities, snow removal, and charges assessed against the Building pursuant to any covenants or owner's association ("Uncontrollable Expenses"), without regard to the level of increase in any or all of the above in any year or other period of time. Tenant's obligation to pay all other Building Operating Expenses that are not Uncontrollable Expenses (herein "Controllable Expenses") shall be limited to a five percent (5%) per annum increase over the amount the Controllable Expenses per rentable square foot for the immediately preceding calendar year would have been had the Controllable Expenses per rentable square foot increased at the rate of five percent (5%) in all previous calendar years beginning with the actual Controllable Expenses per rentable square foot for the year ending December 31, 2010.

Section 3.06. Inspection and Audit Rights.

(a)    Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the sixty (60) day period following the delivery of Landlord's statement of the actual amount of the Annual Rental Adjustment (the "Inspection Period"), such of Landlord's books of account and records as Landlord determines pertain to and contain information concerning the Annual Rental Adjustment for the prior calendar year in order to verify the amounts thereof. Such inspection shall take place at Landlord's office located in the St. Louis metropolitan area upon at least fifteen (15) days prior written notice from Tenant to Landlord. Only Tenant or a certified public accountant that is not being compensated for its services on a contingency fee basis shall conduct such inspection. Tenant shall also agree to follow Landlord's reasonable procedures for auditing such books and records. Landlord and Tenant shall act reasonably in assessing the other party's calculation of the Annual Rental Adjustment. Tenant shall provide Landlord with a copy of its findings within (60) days after commencement of the inspection. Tenant's failure to exercise its rights hereunder within the Inspection Period or to provide Landlord with a copy of its findings within sixty (60) days after the commencement of the inspection shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of such Annual Rental Adjustment.

(b)    If Landlord and Tenant agree that Landlord's calculation of the Annual Rental Adjustment for the inspected calendar year was incorrect, the parties shall enter into a written agreement confirming such undisputed error and then Landlord shall make a correcting payment in full to Tenant within thirty (30) days after the determination of the amount of such error or credit such amount against future Additional Rent if Tenant overpaid such amount, and Tenant shall pay Landlord within thirty (30) days after the determination of such error if Tenant underpaid such amount. If Tenant provides Landlord with written notice disputing the correctness of Landlord's statement, and if such dispute shall have not been settled by agreement within thirty (30) days after Tenant provides Landlord with such written notice ("Settlement Period"), Tenant may submit the dispute to a reputable firm of independent certified public accountants selected by Tenant and approved by Landlord. Such accountants shall review the dispute taking into account the terms of the Lease. The decision of such accountants shall be conclusive and binding upon the parties. Tenant shall provide Landlord with a written copy of the findings of such accountants. If Tenant fails to provide Landlord with such copy within thirty (30) days after the expiration of the Settlement Period then Landlord's calculation of the Annual Rental Adjustment shall be deemed correct, and Tenant shall have no further right to contest or inspect the method, accuracy or amount of the Annual Rental Adjustment. If such accountant decides that there was an error, Landlord will make correcting payment if Tenant overpaid such amount, and Tenant shall pay Landlord if Tenant underpaid such amount within thirty (30) days after the decision is rendered and the results are provided to Landlord. The fees and expenses involved in such decision shall be borne by the party required to pay for the audit as set forth above.

(c)    All of the information obtained through Tenant's inspection with respect to financial matters (including, without limitation, costs, expenses and income) and any other matters pertaining to Landlord, the Leased Premises, and/or the Building as well as any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of the inspection shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall cause its independent professionals to be similarly bound. The obligations within the preceding sentence shall survive the expiration or earlier termination of the Lease.

ARTICLE 4 - SECURITY DEPOSIT

INTENTIONALLY OMITTED

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord. Notwithstanding anything in this Lease to the contrary, Landlord acknowledges and agrees that a portion of the Premises may be used, occupied and operated as a test kitchen ("Test Kitchen"). The use of the Test Kitchen may involve, among other things, the preparation, cooking, demonstration, storage, research and/or development of food, food preparation products and food services by and for Tenant and its employees, clients, vendors, suppliers and guests. Landlord acknowledges and agrees that Tenant may install certain fixtures, equipment and machinery in connection with the Test Kitchen, including, but not limited to, ovens, stoves, refrigerators, dishwashers and food preparation, demonstration and display devices; provided, however that all such installations shall be in compliance with all applicable laws, ordinances, rules and regulations. Notwithstanding the foregoing, Tenant shall not do or permit anything to be done in or about the Leased Premises which will in any material way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or disrupt them. Further, Tenant will install adequate ventilation systems to properly exhaust fumes and odors from the Building. In the event Tenant fails to properly ventilate the Leased Premises after receipt of written notice and thirty (30) days to cure, Landlord, in its reasonable discretion and at Tenant's sole cost and expense, may upgrade the ventilation system. In connection with Tenant's use of the Test Kitchen, subject to Landlord's reasonable approval of the plans and specifications therefor, Tenant shall be permitted to connect its ovens and/or stoves to the existing natural gas lines and riser located in the Building and to perform any work reasonably required in connection therewith at Tenant's sole cost and expense, including any costs incurred to meter the gas lines used by Tenant. Tenant acknowledges that Landlord makes no representations, warranties or promises with respect to the size, pressure or condition of the existing gas lines or the fitness of such gas lines for Tenant's purposes.

Section 5.02. Covenants of Tenant Regarding Use.

(a)    Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants that encumber the Building and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit E and made a part hereof, as may be modified from time to time by Landlord on reasonable notice to Tenant provided such rules and regulations, as modified, do not materially increase Tenant's obligations under this Lease, and; provided further, that to the extent that the Building Rules and Regulations (and any modification thereof) conflict with the terms of this Lease, the Lease terms shall control.

(b)    Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of Landlord's directions, rules and regulations, but agrees that any enforcement thereof shall be done uniformly. Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged. Landlord represents that the Permitted Use shall not invalidate or materially increase the premiums for Landlord's insurance.

(c)    Tenant shall have the exclusive right to the use of the existing internal staircase(s) between the 1st, 2nd and 3rd floors within the Leased Premises and any contiguous floors that Tenant may occupy, provided such stairwells are located in the Leased Premises. Any stairwell will be subject to fire code and all other necessary municipal regulations and compliance with such codes and regulations shall be Tenant's responsibility. Tenant shall not be required to remove the staircase(s) at the end of the Lease Term or any subsequent renewal periods.

Section 5.03. Landlord's Rights Regarding Use. Without limiting any of Landlord's rights specified elsewhere in this Lease, Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper, so long as: (a) such changes or alterations do not adversely affect Tenant's parking rights as set forth in Section 16.11, and (b) Landlord obtains Tenant prior written approval for any material changes to the lobby or the front entrance of the Building, which approval shall not be unreasonably withheld, delayed or conditioned. Further, without limiting any of Landlord's rights specified elsewhere in the Lease, Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times upon reasonable notice (except in the event of an emergency involving imminent threat to person or property where no notice shall be required) for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant's compliance with this Lease), showing the same to prospective purchasers, mortgagees or tenants, and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable, provided that in each instance Landlord shall use commercially reasonable efforts not to interfere with Tenant's use of the Leased Premises. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor. Landlord will use commercially reasonable efforts not to interfere with Tenant's use of the Leased Premises or ingress and egress thereto in connection with the exercise of Landlord's rights under this Section 5.03.

ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES

Section 6.01. Services to be Provided. Landlord shall furnish to Tenant, except as noted below, the following utilities and other services to the extent reasonably necessary for Tenant's use of the Leased Premises for the Permitted Use, or as may be required by law or directed by governmental authority:

(a)    Heating, ventilation and air-conditioning between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and 9:00 a.m. to 3:00 p.m. on Saturday of each week except on the following holidays: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas (collectively referred to herein as the "Holidays"). Landlord shall use commercially reasonable efforts to maintain the heating and air conditioning system servicing the Leased Premises during such building hours during the Term to (i) heat the Building to 75° ± 2°F inside temperature at an outdoor temperature of 0°F with all exterior openings closed except for normal usage, and (ii) maintain an inside summer temperature of 75°F ± 2°F dry bulb with outdoor conditions of 95°F dry bulb and 78°F wet bulb with all exterior openings closed except for normal usage; with an occupancy of no more than one (1) person per each two hundred (200) rentable square feet. Tenant agrees that Landlord shall separately bill Tenant for after-hours HVAC operation as additional rent hereunder, for the normal and reasonable costs of such after-hours HVAC operation, which cost is currently Twenty-five Dollars ($25.00) per hour per floor and which is subject to change from time to time. In the event Tenant requires supplemental HVAC for its file server room or otherwise, Landlord shall reasonably cooperate with Tenant, including allowing Tenant access to the Buildings' roof for any related equipment, which shall be installed by Landlord (at market rates) at Tenant's sole cost. Tenant shall have the right to operate the supplemental HVAC twenty-four (24) hours a day, seven (7) days a week. Tenant shall be solely responsible, at its cost and expense, for the maintenance, repair and replacement (if necessary) of the supplemental HVAC, which shall be separately metered at Tenant's sole cost and expense. Tenant shall operate and maintain the supplemental HVAC in accordance with all applicable federal, state and local laws and regulations. Tenant shall also be responsible for the cost of the electricity to operate the supplemental HVAC. Upon expiration or earlier termination of the Lease, Tenant shall remove the supplemental HVAC and repair any and all damage to the Leased Premises and/or the Building caused by such removal;

(b)    Electrical current not to exceed four (4) watts per square foot (connected load);

(c)    Water in the Leased Premises, as well as Common Areas for lavatory, kitchen and drinking purposes. Notwithstanding the foregoing, Tenant acknowledges that Landlord makes no representations, warranties or promises with respect to the sufficiency in quality and pressure of the existing water supply for Test Kitchen purposes. Tenant shall be responsible for any additional connections to or modifications of the existing water supply to the Leased Premises as a result of any Test Kitchen and Landlord shall use reasonable efforts to cooperate with Tenant to obtain such additional connection or modification;

(d)    Automatic elevator service;

(e)    Cleaning and janitorial service in the Leased Premises and Common Areas, in accordance with the standards attached hereto as Exhibit F on Monday through Friday of each week except Holidays (weekend cleaning will be provided upon written request from Tenant and the actual cost of such weekend cleaning shall be billed back to Tenant); provided, however, Tenant shall be responsible for carpet cleaning other than routine vacuuming;

(f)    Washing of windows at intervals reasonably established by Landlord;

(g)    Replacement of all lamps, bulbs, starters and ballasts in Building standard lighting as required from time to time as a result of normal usage (replacement of any specialized bulbs shall be at Tenant's sole cost and expense); and

(h)    Fiber optic access through AT&T, or such other carrier as may be requested by Tenant;

(i)    Maintenance of the Common Areas, including the removal of rubbish, ice and snow and lighting of the parking areas;

(j)    From dusk to dawn Landlord shall make commercially reasonable efforts to provide lighting to the parking lot (as required for compliance with applicable codes) and priority snow and ice removal from the parking spaces closest to the Building entrance as mutually agreed upon by Landlord and Tenant so as to accommodate Tenant's employees that work outside of the normal business hours set forth in Section 6.01(a); provided, however, that any additional costs incurred by Landlord in providing such priority snow and ice removal shall be the responsibility of Tenant and shall be paid by Tenant as Additional Rent hereunder. Within sixty (60) days (or such longer period as is necessary for delivery of parts) after written request from Tenant, Landlord agrees to upgrade the lighting in parking areas (including the garage) to 2 foot-candles. Such upgrades shall be made in compliance with all applicable laws, regulations, codes and subject to approval from the City of Sunset Hills and the cost of such upgrades shall be included in Operating Expenses; and

(k)    Maintenance of a card access security system that monitors access to entry points into the Building, all of which will be automatically locked and unlocked in the mornings and evenings by the energy management system. At Tenant's request, Landlord shall program the card access system to vary the levels of associates' accessibility and/or to lock off full floors.

Section 6.02. Additional Services.

(a)    If Tenant requests utilities or building services in addition to those identified above, or if Tenant uses any of the above utilities or services in frequency, scope, quality or quantity substantially greater than that which Landlord determines is normally required by other tenants in the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or services, or permit Tenant to acquire such services from a third party reasonably acceptable to Landlord, at Tenant's cost. In the event Landlord is able to and does furnish such additional utilities or services, the costs thereof (which shall be deemed to mean the cost that Tenant would have incurred had Tenant contracted directly with the utility company or service provider) shall be borne by Tenant, who shall reimburse Landlord monthly for the same as Additional Rent. Landlord shall also have the right to submeter or separately meter the Leased Premises at Tenant's sole cost, and Tenant shall pay such utilities based on the submeter or separate meter.

(b)    If any lights, density of staff, machines or equipment used by Tenant in the Leased Premises materially affect the temperature otherwise maintained by the Building's air-conditioning system or generate substantially more heat in the Leased Premises than that which would normally be generated by other tenants in the Building, then Landlord shall provide Tenant with written notice to that affect. Tenant shall have thirty (30) days after receipt of such notice to restore the temperature balance. If Tenant fails to restore the temperature balance within such thirty (30) day period, then Landlord shall have the right to require Tenant to install at Tenant's sole cost and expense additional supplemental HVAC reasonably necessary in order to restore the temperature balance between the Leased Premises and the rest of the Building, including, without limitation, equipment that modifies the Building's air-conditioning system. Any additional costs of operation and maintenance in connection therewith shall be borne by Tenant, who shall reimburse Landlord for the same as provided in this Section 6.02.

Section 6.03. Interruption of Services. Tenant acknowledges and agrees that any one or more of the utilities or other services identified in Sections 6.01 or 6.02 or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord's control, or may be discontinued or diminished temporarily by Landlord or other persons (upon at least three (3) business days notice to Tenant and in a manner that minimizes disruption to Tenant's use of the Leased Premises) until certain repairs, alterations or improvements can be made. Landlord shall use reasonable efforts to restore such utility service and shall use reasonable efforts to minimize any interference with Tenant's use of the Leased Premises for the Permitted Use during such restoration. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. Notwithstanding the foregoing, in the event that (i) an interruption of utility service to the Leased Premises is due to Landlord's negligence or intentional wrongful acts and (ii) such interruption renders all or a portion of the Leased Premises untenantable (meaning that Tenant is unable to use, and does not use, such space in the normal course of its business for the Permitted Use) for more than three (3) consecutive calendar days, then Tenant shall notify Landlord in writing that Tenant intends to abate rent. If service has not been restored within such three (3) day period, then Minimum Annual Rent shall abate proportionately with respect to the portion of the Leased Premises rendered untenantable on a per diem basis for each day after such three (3) day period during which such portion of the Leased Premises remains untenantable. Such abatement shall be Tenant's sole remedy for Landlord's failure to restore service as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Building. Landlord shall make all necessary repairs and replacements to the roof, exterior walls, exterior doors, windows, corridors and other Common Areas, and Landlord shall keep the Building in good working order, in compliance with all applicable laws, and in a clean and neat condition as expected in comparable Class A buildings in the Market (as hereinafter defined). The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02; provided however, to the extent any such repairs, replacements or maintenance are required as a result of the negligence, misuse or default of Tenant, its employees, agents, contractors, customers or invitees, Landlord shall make such repairs at Tenant's sole expense, subject to Section 8.06 below.

Section 7.02. Repair and Maintenance of Leased Premises. Landlord shall keep and maintain the Leased Premises in good condition and repair. The cost of such repairs and maintenance to the Leased Premises shall be included in Operating Expenses; provided however, to the extent any repairs or maintenance are required in the Leased Premises because of the negligence, misuse or default of Tenant, its employees, agents, contractors, customers or invitees or are made at the specific request of Tenant, Landlord shall make such repairs or perform such maintenance at Tenant's sole expense, subject to Section 8.06 below. Notwithstanding the above, Tenant shall be solely responsible for any repair or replacement with respect to Tenant's Property (as defined in Section 8.01 below) located in the Leased Premises, the Building or the Common Areas. Nothing in this Article 7 shall obligate Landlord or Tenant to repair normal wear and tear to any paint, wall covering or carpet in the Leased Premises.

Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant shall have the right to make alterations to the Leased Premises without obtaining Landlord's prior written consent provided that (a) such alterations do not exceed One Hundred Thousand Dollars ($100,000.00) in cost in any one instance; (b) such alterations do not materially affect the Building structure or any of the Building systems; (c) such alterations do not require a permit; and (d) Tenant provides Landlord with prior written notice of its intention to make such alterations stating in reasonable detail the nature, extent and estimated cost of such alterations together with the plans and specifications for the same. Landlord agrees that it shall be unreasonable to withhold approval should Tenant desire to install chaseways and ventilation in the Building to mitigate odors and excess heat so long as the same do not materially and adversely impact the structure and systems of the Building or materially and adversely interfere with other tenants in the Building. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord's option become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord's consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record, or bonded over in an amount and with a company reasonably acceptable to Landlord within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys' fees in connection with any construction or alteration and any related lien. Tenant agrees that except for alterations which do not require Landlord's approval as set forth above and painting and carpeting which Tenant may self perform in accordance with this Section 7.03, at Landlord's option (such option being personal to only the named Landlord herein or to any affiliate thereof, and not any other successors-in-interest), Duke Construction Limited Partnership or a subsidiary or affiliate of Landlord, who shall receive a fee in the amount of eight percent (8%) of the cost of the work as Landlord's construction manager or general contractor, shall perform all work on any alterations to the Leased Premises in accordance with the terms and provisions of Exhibit B (specifically excluding the provision of an allowance for such work).

ARTICLE 8 - INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant's trade fixtures, merchandise, inventory, special fire protection equipment, telecommunication and computer equipment, supplemental air conditioning equipment, kitchen equipment and all other personal property in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as "Tenant's Property"), shall be and remain at Tenant's sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord (and its affiliates, property managers and mortgagees) from (a) any and all liability for theft or damage to Tenant's Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees within the Leased Premises, except to the extent of personal injury or property damage to the extent caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02.    Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys' fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant's agents, employees, contractors, customers or invitees within the Leased Premises, (b) arising out of or relating to any of Tenant's Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury or property damage to the extent caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03.    Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys' fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord's agents, employees or contractors, or (b) arising out of or relating to any of Landlord's personal property, if any, in all cases except to the extent caused directly by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant's Insurance.

(a)    During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i)    Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering Tenant's use of the Leased Premises against claims for bodily injury or death or property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $6,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii)    Property Insurance. Special Form Insurance in the amount of the full replacement cost of Tenant's Property (including, without limitation, alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall waive coinsurance limitations.

(iii)    Worker's Compensation Insurance. Worker's Compensation insurance in amounts required by applicable law; provided, if there is no statutory requirement for Tenant, Tenant shall still obtain Worker's Compensation insurance coverage.

(iv)    Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to two (2) years rent hereunder.

(v)    Automobile Insurance. Comprehensive Automobile Liability Insurance insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 combined single limit, per accident.

(b)    All insurance required to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best's rating of A XIII or better, and (ii) provide that the insurance provider shall endeavor to give no less than thirty (30) days' prior written notice to Landlord if the policies are materially changed, cancelled or permitted to lapse. In addition, Tenant shall name Landlord, Landlord's managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability, excess and umbrella policies (but only to the extent of the limits required hereunder). On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within five (5) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of Worker's Compensation insurance, such insurance is primary and non-contributory. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant's behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.

Section 8.05. Landlord's Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a)    Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $6,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b)    Property Insurance. Special Form Insurance in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant's Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii), 8.04(a)(iii), and 8.05(b) above. The special form property insurance policies and worker's compensation insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

Section 8.07. Self-Insurance. Notwithstanding anything to the contrary contained herein, Panera, LLC ("Panera") may self insure with respect to the policies of insurance provided for in Section 8.04 above provided that (i) Panera has in effect a program of "self insurance" insuring Panera as a named insured against such risk, which program complies with any and all applicable laws regarding self insurance in the State of Missouri, (ii) the tangible net worth of Panera is at least $100 million, (iii) Panera agrees upon Landlord's reasonable request to provide Landlord with financial information reasonably sufficient to allow Landlord to evaluate Panera's tangible net worth and ability to meet the insurance criteria set forth in Section 8.04, (iv) Panera agrees to indemnify and hold harmless Landlord from and against any loss, cost, damage, expense (including reasonable attorneys' fees and court costs), claim, cause of action or liability that Landlord may incur that would have been covered by the insurance policies replaced by the self insurance, (v) such self insurance shall not affect the non-liability of Landlord described in this Lease, and (vi) Landlord, Landlord's managing agent and any mortgagee appears as additional covered parties on the Certificate of Coverage for liability under the self insurance program for an amount consistent with the requirements set forth in Section 8.04. For purposes thereof, "tangible net worth" is defined as the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Panera shall deliver to Landlord notice in writing of the required coverages which it is self insuring setting forth the amount, limits and scope of the self insurance with respect to each type of coverage self insured. This provision is personal to Panera and shall automatically terminate if all or any portion of this Lease is assigned by Panera to any third party specifically excluding any Permitted Transferee (as defined in Section 11.02 below).

ARTICLE 9 - CASUALTY

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees promptly to restore and repair same; provided, however, Landlord's obligation hereunder with respect to the Leased Premises shall be limited to the reconstruction of such of the leasehold improvements as were originally required to be made by Landlord pursuant to Section 2.02 above, if any. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage. Notwithstanding the foregoing, if the Leased Premises are (a) so destroyed that they cannot be repaired or rebuilt within two hundred ten (210) days from the casualty date; or (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then, in case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then Landlord may, upon thirty (30) days' written notice to the other party, terminate this Lease with respect to matters thereafter accruing. Such notice of termination shall be delivered no later than forty-five (45) days after the casualty. Tenant waives any right under applicable laws inconsistent with the terms of this paragraph. Further, in the event neither party has terminated the Lease in accordance with this Section, and Landlord has not Substantially Completed the repairs and restoration within two hundred ten (210) days from the casualty date, as such date may be extended as a result of Force Majeure or Tenant Delay, Tenant may terminate this Lease provided Landlord has not Substantially Completed the repairs prior to receipt of such notice of termination. Tenant waives any right under applicable laws inconsistent with the terms of this paragraph.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount does not reduce Landlord's award.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a)    Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder, and except for an assignment or sublease to a Permitted Transferee any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord's consent to any subsequent assignment or sublease.

(b)    By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord's reasonable opinion (i) the Leased Premises are or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder, or (iv) the prospective assignee or subtenant is a current tenant in the Building or is a bona-fide third-party prospective tenant that Landlord is actively pursuing, as evidenced by written correspondence.

(c)    If Tenant shall make any assignment or sublease, with Landlord's consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt after Tenant has recouped its expenses (including but not limited to broker's commissions, tenant improvements, and legal costs). Tenant agrees to pay Landlord $500.00 upon demand by Landlord for reasonable accounting and attorneys' fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant's interest in and to the Leased Premises as consideration for Landlord's consent.

Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord's consent, but upon ten (10) days prior notice to Landlord, to (a) sublet all or part of the Leased Premises or assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant's assets or property; or (c) effectuate any public offering of Tenant's stock on the New York Stock Exchange or in the NASDAQ over the counter market, provided that in the event of a transfer pursuant to clause (b), the tangible net worth after any such transaction is not less than $50 million and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a "Permitted Transferee"). The Permitted Transferee in all events must assume all of the obligations and liabilities of Tenant hereunder. For the purpose of this Article 11 (i) "control" shall have the same meaning as defined in federal securities laws, and (ii) "tangible net worth" shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord's prior written consent pursuant to Section 11.01 above.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder for any occurrence arising after the date of such conveyance provided the transferee has assumed all of Landlord's obligations hereunder.

Section 12.02. Estoppel Certificate. Within twenty (20) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant's knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

Section 12.03. Subordination. Subject to the terms of this Section 12.03, this Lease is and shall be expressly subject and subordinate at all times to the lien of any present or future mortgage or deed of trust encumbering fee title to the Leased Premises. If any such mortgage or deed of trust be foreclosed, upon request of the mortgagee or beneficiary ("Landlord's Mortgagee"), as the case may be, Tenant will attorn to the purchaser at the foreclosure sale. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that subordination of this Lease to any present or future mortgage or trust deed shall be conditioned upon the mortgagee, beneficiary, or purchaser at foreclosure, as the case may be agreeing that Tenant's occupancy of the Leased Premises and other rights under this Lease shall not be disturbed by reason of the foreclosure of such mortgage or trust deed, as the case may be, so long as Tenant is not in default under this Lease beyond any applicable notice and cure period. Within twenty (20) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease and that is reasonably acceptable to Tenant. Landlord represents and warrants that as of the date hereof, the Building is not encumbered by any mortgages.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a "Default":

(a)    Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after the same is due. Notwithstanding the foregoing sentence, before exercising any of the default remedies of Landlord set forth in this Article 13, Landlord shall provide Tenant with a written courtesy notice of such default and Tenant shall have an additional five (5) business days to cure such default; provided, however, that Landlord shall not be required to give such courtesy notice more than one (1) time with respect to any particular default, nor more than two (2) times in any consecutive twelve (12) month period with respect to any payment defaults in the aggregate.

(b)    Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c)    Abandonment of the Leased Premises by Tenant; provided, however, that Tenant's abandonment of the Leased Premises shall not constitute a Default if, prior to abandoning the Leased Premises, Tenant has made reasonable arrangements to (i) insure that Tenant's insurance for the Leased Premises will not be voided or cancelled with respect to the Leased Premises as a result of such vacancy, and (ii) insure that the Leased Premises are secure.

(d)    Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(e)    All or substantially all of Tenant's assets in the Leased Premises or Tenant's interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant's corporate charter if Tenant is a corporation.

Section 13.02. Remedies. Upon the occurrence of any Default, and subject to Section 13.07, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a)    Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses that Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage that Tenant may sustain by reason of Landlord's action.

(b)    Landlord may terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Leased Premises shall terminate. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Leased Premises to Landlord on the date specified in such notice. Furthermore, Tenant shall be liable to Landlord for the unamortized balance (calculated on a straight line basis over the initial Term) of any leasehold improvement allowance and brokerage fees paid in connection with the Lease.

(c)    With or without terminating this Lease, Landlord may terminate Tenant's right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises. In such event, Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may re-let all or any part thereof as the agent of Tenant for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to (i) the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term had this Lease not been terminated (said period being referred to herein as the "Remaining Term"), (ii) the costs of recovering possession of the Leased Premises and all other expenses, loss or damage incurred by Landlord by reason of Tenant's Default ("Default Damages"), which shall include, without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements to place the Leased Premises in a white box condition, brokers' commissions and attorneys' fees, and (iii) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the "Prior Obligations"). Neither the filing of any dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(d)    Landlord may terminate this Lease and recover from Tenant all damages Landlord may incur by reason of Tenant's default, including, without limitation, an amount which, at the date of such termination is equal to the sum of the following: (i) the value of the excess, if any, discounted at the prime rate of interest (as reported in the Wall Street Journal), of (A) the Minimum Annual Rent, Additional Rent and all other sums that would have been payable hereunder by Tenant for the Remaining Term, less (B) the aggregate reasonable rental value of the Leased Premises for the Remaining Term, as determined by a real estate broker licensed in the State of Missouri who has at least ten (10) years of experience, (ii) all of Landlord's Default Damages, and (iii) all Prior Obligations. Landlord and Tenant acknowledge and agree that the payment of the amount set forth in clause (i) above shall not be deemed a penalty, but shall merely constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. It is expressly agreed and understood that all of Tenant's liabilities and obligations set forth in this subsection (d) shall survive termination.

(e)    Intentionally Omitted.

(f)    Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

Section 13.03. Landlord's Default and Tenant's Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder. In no event, however, shall Landlord be liable to Tenant for any consequential or punitive damages. As to Landlord's maintenance and repair obligations hereunder, if Landlord has not cured or commenced to cure a maintenance or repair default set forth in said notice from Tenant within said 30-day period, Tenant may undertake all reasonable action to cure Landlord's failure of performance. If Tenant elects to cure said default, Tenant shall, prior to commencement of said work, provide to Landlord a specific description of the work to be performed by Tenant and the name of Tenant's contractor. Any materials used shall be of equal or better quality than currently exists in the Building and Tenant's contractor shall be adequately insured and of good reputation. Landlord agrees to reimburse Tenant on demand for all reasonable, third party out-of-pocket expenses incurred by Tenant in connection therewith, provided that Tenant delivers to Landlord adequate bills or other supporting evidence substantiating said cost.

Section 13.04. Limitation of Landlord's Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord's right, title and interest in and to the Building, and rental streams therefrom, for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant's judgment.

Section 13.05. Nonwaiver of Defaults. Neither party's failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord's receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys' Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys' fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys' fees, court costs and expenses actually incurred.

Section 13.07. Mitigation of Damages. Subject to the limitations set forth below, if Tenant defaults and/or if Landlord terminates this Lease or Tenant's right to possession, Landlord shall have an obligation to mitigate Landlord's damages. Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building. Landlord will not be deemed to have failed to mitigate if Landlord leases any other portions of the Building before reletting all or any portion of the Leased Premises. Landlord shall not be deemed to have failed to mitigate if it incurs reasonable reletting costs. In recognition that the value of the Building depends on the rental rates and terms of leases therein, Landlord's rejection of a prospective replacement tenant based on an offer of rentals below Landlord's actual rates for new leases of comparable space at the Building at the time in question (or if none, at rates and terms for space of comparable size and quality in the Market (as defined below)) shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord's damages. Notwithstanding anything herein to the contrary, in any action between the parties, Tenant shall bear the burden of proving Landlord's failure to mitigate damages.

ARTICLE 14 - LANDLORD'S RIGHT TO RELOCATE TENANT

INTENTIONALLY OMITTED

ARTICLE 15 - TENANT'S RESPONSIBILITY REGARDING
ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a)    "Environmental Laws" shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

(b)    "Hazardous Substances" shall mean those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances" "solid waste" or "infectious waste" under Environmental Laws and petroleum products.

Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the standards then currently prevailing in the industry.

Section 15.03. Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within five (5) days of Landlord's request therefor concerning Tenant's best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.04. Tenant's Indemnification. Tenant shall indemnify Landlord and Landlord's managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys' fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.05. Existing Conditions. To the best of Landlord's knowledge, the Building is free of any Hazardous Substances. In the event that Landlord shall use, release or dispose of any Hazardous Substances on or about the Common Areas, Building or the Leased Premises in violation of Environmental Laws, Landlord shall indemnify and hold Tenant harmless from and against any and all costs and expenses of removing such Hazardous Substances from the Common Areas, Building or Leased Premises or for any which existed on or about the Building prior to the Commencement Date. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, about, in, on, under or in connection with the Common Areas, Building and/or the Leased Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Leased Premises by Tenant), except to the extent Tenant exacerbates the same. Except to the extent Tenant exacerbates same, Landlord shall be responsible for any costs incurred to remove or abate any Hazardous Substances existing on or about the Building as of the date hereof, and agrees that such costs shall not be included in Operating Expenses.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located.

Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein. The offer by Tenant will be irrevocable until 6:00 p.m. EST, five (5) business days after the date Landlord receives the Lease executed by Tenant.

Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(l). If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending. If mailed, the notice shall be deemed to have been given on the date that is three (3) business days following mailing. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord within thirty (30) days following Landlord's request, a copy of the most recent annual report of Tenant's parent, Panera Bread Company (the "Parent"), if not publicly available, prepared as of the end of Tenant's fiscal year. Without limiting the foregoing, in the event that (a) Tenant's financial statements are no longer combined with those of the Parent, or (b) the Parent is no longer a publicly traded company, Tenant shall provide to Landlord on an annual basis, within thirty (30) days following Landlord's request, a copy of Tenant's most recent financial statements prepared as of the end of Tenant's fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements, or if the Minimum Annual Rent hereunder exceeds $100,000.00, said statements shall be certified by an authorized officer of Tenant and, if available, audited. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied.

Section 16.09. Representations and Warranties.

(a)    Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b)    Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

Section 16.10. Signage.

(a)Standard Signage. Landlord, at its cost and expense, shall provide Tenant with Building standard signage on the main Building directory and at the entrance to the Leased Premises. Any changes requested by Tenant to the initial directory or suite signage shall be made at Tenant's sole cost and expense and shall be subject to Landlord's approval. Landlord may install such other signs, advertisements, notices or tenant identification information on the Building directory, tenant access doors or other areas of the Building, as it shall deem necessary or proper; provided that the same shall not interfere with Tenant's signage. Tenant shall not place any exterior signs on the Leased Premises or interior signs visible from the exterior of the Leased Premises without the prior written consent of Landlord.

(b)Exterior Signage. Provided that (i) Tenant complies with all zoning and other municipal and county regulations, (ii) Tenant remains the largest tenant in the Building, and (iii) Tenant is not in default of this Lease beyond any applicable notice and cure period (in which case Landlord may remove the signage hereunder at Tenant's expense), Tenant shall have the exclusive right, at its own cost and expense, to erect a sign ("Sign") identifying its business on the Building. The location, style and size of the Sign shall be subject to Landlord's prior written approval. Tenant agrees to maintain such Sign in good condition and in compliance with all zoning and building codes throughout the Lease Term. Upon expiration or early termination of the Lease Term, Tenant shall remove the Sign and repair all damage to the Building caused thereby, returning the Building to the condition existing prior to the installation of the Sign. Landlord shall use commercially reasonable efforts to maintain but does not warrant, the continuing availability of such Sign to Tenant.

(c)Monument Signage. In the event Tenant elects, at its sole cost and expense, to install a single-tenant monument sign for the Building on Watson Road or other location reasonably acceptable to Landlord, then, provided that (i) Tenant is not in default hereunder beyond any applicable notice and cure period; (ii) Tenant is the largest tenant of the Building; (iii) Tenant complies with all zoning and other municipal and county regulations; and (iv) Tenant obtains Landlord's written approval as to the type, size, style, color, location and manner of installation of the sign prior to the installation of the sign, Tenant shall have the right to install such monument sign identifying Tenant ("Tenant's Monument"). Landlord does not warrant the availability of a monument sign. Tenant's Monument shall be maintained and repaired by Landlord at Tenant's sole cost and expense and shall at all times comply with all applicable laws, codes, regulations and ordinances. Upon the expiration or early termination of this Lease, Tenant shall remove Tenant's Monument and repair any damage caused by such removal at Tenant's sole cost and expense. In the event Landlord installs, at Landlord's discretion, a monument sign ("Landlord's Monument") servicing the Building, and (i) Tenant is not in default hereunder beyond any applicable notice and cure period, (ii) Tenant originally named herein or a Permitted Transferee remains in possession of a majority of the Leased Premises, and (iii) Tenant complies with applicable laws, codes, regulations and ordinances, Tenant shall have the right to a space on Landlord's Monument (and, if Tenant is the largest tenant in the Building such space shall be located on the top position of Landlord's Monument) for signage identifying Tenant. Landlord shall install Tenant's signage on the Monument at Tenant's expense. Tenant's signage on the Monument shall be maintained and repaired by Landlord at Tenant's sole cost and expense and shall, at all times, comply with applicable laws, codes, regulations and ordinances. Tenant shall pay its proportionate share of the costs for maintaining and repairing Landlord's Monument. Tenant's signage on the Monument shall be subject to the approval of Landlord, including approval of the size, color and style. Upon the expiration or early termination of this Lease, Tenant shall remove Tenant's signage from Landlord's Monument and repair any damage caused by such removal at Tenant's sole cost and expense.

(d)Any language in the Lease notwithstanding, Tenant shall indemnify and hold harmless Landlord from any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property connected with or arising from the Sign, Tenant's Monument or tenant's signage on any Landlord Monument or the rights granted Tenant herein. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.10. The obligations of Tenant herein shall survive the expiration or earlier termination of this Lease.

Section 16.11. Parking. Tenant shall be entitled, at no charge, to (a) the non-exclusive use of four (4) parking spaces per 1,000 rentable square feet of the Leased Premises in the Common Areas located within the area bounded by South Geyer Road, Watson Road, Rott Road, and the retail building immediately to the east of the Building (provided that the number of spaces identified using the foregoing formula shall be reduced by one parking space for each parking space granted to Tenant in subparagraphs (b)) and, (b) a license to use thirty-one (31) covered parking spaces (including five (5) reserved parking spaces) in the parking garage next to the Building, and (c) the non-exclusive use of additional parking as provided by the Reciprocal Easement Agreement. Landlord agrees that the number of parking spaces shall be increased on a pro rata basis at no charge should Tenant lease additional space in the Building. Landlord and Tenant each agree not to overburden the parking facilities and agree to cooperate with one another in the use of the parking facilities. Landlord reserves the right in its absolute discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate parking spaces between Tenant and other tenants, provided the amount and location of parking spaces allotted to Tenant shall be in accordance with the terms of this Section. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant's employees, contractors or invitees, and reasonably deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the vicinity of the Building. In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking. In addition to Tenant's 31 covered parking spaces set forth herein (as increased prorata as a result of Tenant leasing additional space in the Building) and subject to availability, Tenant shall have the right to lease additional spaces in the parking garage on a month-to-month basis at the cost of $35.00 per month. Landlord reserves the right to offer covered parking in the garage to other tenants at a ratio of approximately 0.0004/1000 rentable square feet and Tenant agrees that such spaces shall be deemed "unavailable" for purposes of the preceding sentence.

Section 16.12. Consent. Where the consent of a party is required, such consent will not be unreasonably withheld, conditioned or delayed.

Section 16.13. Time. Time is of the essence of each term and provision of this Lease.

Section 16.14. Patriot Act. Each of Landlord and Tenant, each as to itself, hereby represents its compliance and its agreement to continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department's Office of Foreign Assets Control, including, without limitation, Executive Order 13224 ("Executive Order"). Each of Landlord and Tenant further represents (such representation to be true throughout the Lease Term) (i) that it is not, and that it is not more than 50% owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department's Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

Section 16.15. Guaranty. Intentionally Omitted.

Section 16.16. Additional Space. Landlord and Tenant hereby agree that commencing on the Commencement Date, Landlord shall provide Tenant with additional space in the lower level of the Building containing approximately 2,947 rentable square feet of space as shown cross-hatched on Exhibit G attached hereto and made a part hereof (the "Additional Space") for a term to be coterminous with the Leased Premises. Tenant shall be permitted to use the Additional Space for storage purposes. Tenant hereby agrees to pay to Landlord Zero Dollars ($0.00) for the first six (6) months of the Lease Term and thereafter Two Thousand Four Hundred Fifty-five Dollars and Eighty-three Cents ($2,455.83) per month for the Additional Space in accordance with the terms of Section 3.01 herein. Landlord shall deliver the Additional Space in broom-clean condition and in good order. Tenant accepts the Additional Space "as-is" without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto. Tenant shall be responsible for the cost of all utilities, HVAC and other services to the Additional Space should the Additional Space be used for non-storage purposes. The Additional Space shall be subject to all other terms and conditions of this Lease not specifically addressed herein.

Section 16.17. Rooftop Installation. Provided Tenant is not in default under the Lease beyond any applicable notice and cure periods, Tenant shall have the right at any time during the Lease Term to install a Dish on the Roof Area (as such terms are hereinafter defined) subject to the following terms and conditions:

A.    Roof Area. "Roof Area" shall mean the surface of the roof of the Building.

B.    Dish. "Dish" shall mean one (1) satellite dish and its related equipment.

C.    License of Roof Area. Provided Tenant is not in default under the Lease, and provided further that Tenant complies with all zoning and other municipal and county rules and regulations, and all applicable restrictions of record, Tenant shall have the right, at its own cost and expense and subject to the terms hereof, to install, operate, maintain, repair and replace the Dish on the Roof Area, so long as the Dish is used exclusively for Tenant's use and not sold to or utilized in any manner by a third party. Tenant shall pay Landlord a rental rate of Zero Dollars ($0.00) per month (the "Rooftop License Fee") (prorated for any partial month) payable to Landlord as additional rent hereunder on the first day of each month commencing upon installation of the Dish (the "Dish Commencement Date"). Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install and operate the Dish. Copies of such permits and licenses shall be provided to Landlord.

D.    Installation of the Dish.

(i)    The size, location, design and manner of installation of the Dish and all related wiring shall be designated and approved by Landlord. After obtaining written approval of Landlord, Tenant shall have reasonable access to the roof for installation and maintenance of the Dish and shall have the right to install all reasonable wiring related thereto. However, unless otherwise approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Dish. Tenant represents and warrants that the installation and maintenance of the Dish will not cause any damage to the structural portions of the Building. Tenant shall be responsible for repairing any such damages to the structure.

(ii)    Tenant shall use the roofing company specified by the Landlord to perform any work affecting the roof, provided the costs charged by such roofer are competitive with charges for similar services within the same geographic region. Tenant shall match as nearly as possible the color of the Dish to the existing facade of the Building. All cable runs, conduit and sleeving shall be installed in a good workmanlike manner. Cables and transmission lines shall be routed and attached in accordance with current, state of the art industry practices. The Dish shall be identified with permanently marked, weather proof tags at the following locations: (i) each antenna bracket; (ii) at the transmission line building entry point; (iii) at the interior wall feed through or any other transmission line exit point; and (iv) at any transmitter combiner, duplexer, or multifed receive port. In addition, all Tenant telephone blocks, demarcs, and cables shall be clearly identified with the Tenant's name, type of line, and circuit number.

(iii)    Tenant shall install, operate and maintain the Dish in accordance with all federal, state and local laws and regulations. Prior to installation of the Dish, Tenant shall, on behalf of the installer, provide Landlord with a certificate of insurance reasonably satisfactory to Landlord.

E.    Roof Work. If, during the term of this Lease, as same may be extended, Landlord needs to perform maintenance work to Landlord's equipment on the roof of the Building or repair or replace the roof of the Building ("Roof Work"), Tenant agrees to cooperate and work with Landlord (at Tenant's sole cost and expense) to achieve said Roof Work. Landlord agrees to provide at least thirty (30) days notice to Tenant of its intention to perform said work; except in the case of emergency Roof Work in which case Landlord shall give as much notice as possible under the circumstances. Such plan may require the relocation of any portion of the Dish at Tenant's cost and expense or Tenant's installation of temporary equipment. Moreover, if a temporary relocation of the Dish is required to accommodate the Roof Work, Landlord agrees to exercise commercially reasonable efforts to identify a technically feasible alternative location for the relocation portion of the Dish which will not impede the Roof Work. Notwithstanding the foregoing, Landlord does not warrant and represent that in all circumstances that an alternative location will be available and, consequently, Landlord's obligation to provide such alternative location is subject to the availability of such space and under no circumstances shall Landlord be liable to Tenant for any consequential damages as a result of such relocation including, but not limited to, loss of business income or opportunity. Notwithstanding the foregoing, Tenant shall move the Dish back to its original location after the Roof Work is completed unless the parties agree to utilize the relocated area permanently.

F.    Interference. Tenant shall not use the Roof Area or the Dish in any way that interferes with the use and enjoyment of the property by: (i) Landlord, (ii) tenants or licensees of Landlord leasing or licensing space in the Building primarily for the same or similar use as a majority of the other tenants or licensees in the Building and which is consistent with the purpose for which the Building is operated, and who prior to the Dish Commencement Date are leasing or licensing space from Landlord and using the property as a communications transmitting or receiving site ("Building Tenants"), or (iii) tenants or licensees of Landlord who commenced occupancy at the Building on a date which precedes the Dish Commencement Date, and who prior to the Dish Commencement Date are leasing or licensing space from Landlord and using the property as a communications transmitting or receiving site ("Existing Licensees"). The operation of the Dish shall not interfere with (a) the maintenance or operation of the Building, including but not limited to the roof, MATV, CATV or other video systems, HVAC systems, electronically controlled elevator systems, computers, telephone systems, or any other system serving the Building and/or its occupants, or (b) radio or telecommunication equipment installed by telecommunication service providers at the Building, as the same may exist prior to the Dish Commencement Date. Tenant shall indemnify Landlord and hold Landlord harmless from all expenses, costs, damages, loss, claims or other expenses and liabilities arising from any such interference to pre-existing equipment. Tenant agrees to cease all operations (except for testing as approved by Landlord) within twenty-four (24) hours of receipt of notice from Landlord of such interference with pre-existing equipment, and to continue to cease all operations until the interference has been corrected to the sole satisfaction of the Landlord. If such interference has not been corrected within thirty (30) days, Landlord may require Tenant to remove the specific items from the Dish causing such interference. All operations by Tenant shall be lawful and in compliance with all FCC rules and regulations. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference to pre-existing equipment which is determined to be caused by the Dish or Tenant's use thereof.

G.    Emergencies. Notwithstanding the foregoing, if an emergency situation exists which Landlord reasonably determines, in its sole discretion, to be attributable to the Dish, Landlord shall immediately notify Tenant verbally, (to be followed by written notification as soon as practicable thereafter) who shall act diligently and expediently to remedy the emergency situation. Should Tenant fail to so remedy the emergency situation or should Landlord reasonably determine that the response time by Tenant is not adequate given the nature of the emergency, Landlord may then shut down the Dish and Tenant shall have no recourse against Landlord as a result of such action.

H.    Removal of the Dish upon Termination. Following any termination or expiration of this Lease, Tenant shall remove all of the Dish from the Building. In performing such removal, Tenant shall restore the Roof Area and any personal property and fixtures thereon to as good a condition as they were prior to the installation or placement of the Dish, reasonable wear and tear excepted. If Tenant fails to remove the Dish within thirty (30) days after expiration or earlier termination of this Lease, Landlord may remove and dispose of the Dish and Tenant shall reimburse Landlord for the costs of such removal and restoration of the Roof Area. Moreover, Landlord may deem the Dish abandoned in which event the Dish shall become Landlord's property. This subsection (H) shall survive the expiration or earlier termination of this Lease.

I.    Utilities. Tenant shall be responsible for obtaining and paying for all utilities to operate the Dish.

J.    Tenant's Right to Discontinue Use. Tenant reserves the right to discontinue its use of the Dish at any time prior to the termination of the Lease or any renewal or extension thereof for any reason whatsoever, provided that Tenant gives thirty (30) days prior written notice thereof to Landlord.

K.    Indemnification. Any language in the Lease notwithstanding, Landlord shall not be liable and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, damages (including but not limited to personal injury, death, or property damages), costs, expenses, and attorneys' fees incurred by Landlord arising from any Dish related cause whatsoever, including those arising from the installation, use, maintenance and removal thereof.

Section 16.19. Options to Extend.

(a)    Grant and Exercise of Option. Provided that (i) no default has occurred and is then continuing, and (ii) (iii) Tenant originally named herein or a Permitted Transferee remains in possession of a majority of the Leased Premises throughout the term immediately preceding the Extension Term (as defined below), Tenant shall have the option to extend the Lease Term for two (2) additional periods of five (5) years each (the "Extension Term(s)"). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (x) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any, and (y) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (z) the Minimum Annual Rent shall be adjusted as set forth below (the "Rent Adjustment"). Tenant shall exercise each option by (i) delivering to Landlord, no later than nine (9) months prior to the expiration of the preceding term, written notice of Tenant's desire to extend the Lease Term ("Tenant's Notice"). Tenant's failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. Landlord shall notify Tenant of the amount of the Rent Adjustment no later than thirty (30) days after Landlord's receipt of Tenant's Notice. Tenant shall be deemed to have accepted the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within ten (10) business days after receipt thereof. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease (or, at Landlord's option, a new lease on the form then in use for the Building) reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenant's acceptance (or deemed acceptance) of the Rent Adjustment.

(b)    Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be an amount equal to the Minimum Annual Rent then being charged by landlords to renewal tenants in the south and west county submarket for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, or in similar buildings in the Sunset Hills, Manchester/I-270 market and throughout west and south county (the "Market"), giving appropriate consideration to base rent, rent escalations, tenant concessions (e.g. free rent, tenant improvement allowance and other cash allowances), length of term, size and location of the premises being leased, and other generally applicable terms and conditions prevailing for comparable space in comparable buildings located in the Market, as evidenced by them recently completed lease renewals and lease expansions within the Market. In no event shall the Minimum Annual Rent during any Extension Term be less than the highest Minimum Annual Rent payable during the immediately preceding term. If Tenant delivers to Landlord a written objection to Landlord's calculation of the Rent Adjustment within twenty (20) days after Tenant's receipt of Landlord's determination of the Rent Adjustment, and the parties cannot agree on a Rent Adjustment within ten (10) days after Tenant's written objection then Tenant may either (i) rescind the Tenant's Notice, or (ii) choose arbitration to determine the Rent Adjustment. If Tenant chooses arbitration, Tenant shall give Landlord written notice of its desire to seek arbitration within three (3) days after expiration of such ten (10) day period ("Arbitration Notice"). Within ten (10) days after Tenant provides Landlord with its Arbitration Notice, the parties shall each appoint an appraiser to determine the Rent Adjustment for the Leased Premises. Each appraiser so selected shall be either an MAI appraiser or a licensed real estate broker, each having at least ten (10) years prior experience in the appraisal or leasing of comparable space in the metropolitan area in which the Leased Premises are located and with a working knowledge of current rental rates and practices. If the two appraisers cannot agree upon the Rent Adjustment for the Leased Premises within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the above criteria. Once the third appraiser has been selected as provided for above, then such third appraiser shall within ten (10) days after appointment make its determination of the Rent Adjustment. The average of the two closest determinations of the Rent Adjustment shall be used as the Minimum Annual Rent for the applicable Extension Term and shall be binding on both Landlord and Tenant. Landlord and Tenant shall each bear the cost of its appraiser and shall share the cost of the third. If Tenant fails to provide the Arbitration Notice as provided above, then Tenant's exercise of its option to extend shall be deemed waived.

Section 16.20. Right of First Offer.

(a)    Provided that (i) no default has occurred and is then continuing beyond any applicable notice and cure period, and (ii) Tenant originally named herein or its Permitted Transferee remains in possession of a majority of the Leased Premises throughout the Lease Term, and subject to any rights of other tenants to the Offer Space (as defined herein) existing as of the date hereof, and Landlord's right to renew or extend the lease term of any other tenant with respect to the portion of the Offer Space now or hereafter leased by such other tenant, Landlord shall, before entering into a lease with a third party for any available space located in the Building (the "Offer Space"), present Tenant with a cross-hatched exhibit showing the Offer Space (and labeled "Right of First Offer Space") and notify Tenant in writing of the availability of the Offer Space for leasing and setting forth the terms and conditions upon which Landlord is willing to lease the Offer Space to Tenant ("Landlord's Notice"). Tenant shall have thirty (30) days from its receipt of Landlord's Notice to deliver to Landlord a written notice agreeing to lease the Offer Space on the terms and conditions contained in Landlord's Notice ("Tenant's Acceptance"). In the event Tenant fails to deliver Tenant's Acceptance to Landlord within said thirty (30) day period, such failure shall be conclusively deemed a rejection of the Offer Space and a waiver by Tenant of this right of first offer, whereupon, except as provided in (c) below, Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to lease the Offer Space to a third party.

(b)    The term for the Offer Space shall be coterminous with the term for the original Leased Premises.

(c)    If Tenant properly exercises its right of first offer, Landlord and Tenant shall enter into an amendment to this Lease adding the Offer Space to the Leased Premises upon the terms and conditions set forth herein and making such other modifications to this Lease as are appropriate under the circumstances. If Tenant shall fail to enter into such amendment within ten (10) business days following Tenant's receipt of the draft lease amendment from Landlord setting forth the terms set forth in this Section 16.20 and such other reasonable provisions as mutually agreed upon by Landlord and Tenant, then Landlord may terminate this right of first offer by notifying Tenant in writing, in which event Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to lease the Offer Space to a third party. This right of first offer shall be an ongoing right of first offer, which shall mean that if Tenant waives its right of first offer pursuant to subsection (a) above and all of the Offer Space is subsequently leased to a third party ("New Tenant"), Landlord shall not lease the Offer Space to a third party (other than the New Tenant) without notifying Tenant of the availability of the Offer Space, in which case Tenant shall again have a right of first offer to lease the Offer Space in accordance with this Section 16.20.

Section 16.21. Right of First Refusal.

(a)    Provided that (i) no default has occurred and is then continuing beyond any applicable notice and cure period, and (ii) Tenant originally named herein or a Permitted Transferee remains in possession of a majority of the Leased Premises throughout the Lease Term, and subject to Landlord's right to renew or extend the lease term of any other tenant with respect to the portion of the Refusal Space now or hereafter leased by such other tenant, Tenant shall have an on-going right of first refusal ("Refusal Option") to lease additional space in the Building located contiguous to the Leased Premises ("Refusal Space"). Prior to entering into any lease that includes all or any portion of the Refusal Space, Landlord shall notify Tenant in writing ("Landlord's Notice") of Landlord's receipt of an arms-length offer to lease such space that Landlord is willing to accept from a bona fide third party offeror ("Bona Fide Offer") and setting forth the material terms of the Bona Fide Offer and such other terms as are herein provided. If the Bona Fide Offer includes space in the Building in addition to the Refusal Space, then the Refusal Space shall be deemed to include, and this Refusal Option shall be deemed to apply to, all of the space included in the Bona Fide Offer. Tenant shall have ten (10) business days after Tenant receives Landlord's Notice in which to notify Landlord in writing of its election to lease the Refusal Space upon the terms set forth in Landlord's Notice. If Tenant declines to exercise this Refusal Option or fails to give such written notice within the time period required, Tenant shall be deemed to have waived this Refusal Option, and thereafter, except as provided in (c) below, this Refusal Option shall be void and of no further force or effect, and Landlord shall be free to lease the Refusal Space to the bona fide offeror or any other third party.

(b)    The term for the Refusal Space shall be the greater of (i) the term set forth in the Bona Fide Offer or (ii) the then remaining period of the Lease Term; provided, however, that if the term set forth in the Bona Fide Offer is greater than the then remaining period of the Lease Term, the Lease Term for the then existing Leased Premises ("Existing Premises") shall be extended to be coterminous with the term for the Refusal Space. The Refusal Space shall be offered to Tenant at the rental rate and upon such other terms and conditions as are set forth in the Bona Fide Offer and herein. If the Lease Term for the Existing Premises is extended as provided above, the Minimum Annual Rent for such extension term shall be an amount equal to the Minimum Annual Rent then being quoted by Landlord to prospective renewal tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the vicinity.

(c)    If Tenant shall exercise the Refusal Option, the parties shall enter into an amendment to this Lease adding the Refusal Space to the Leased Premises upon the terms and conditions set forth herein and making such other modifications to this Lease as are appropriate under the circumstances. If Tenant shall fail to enter into such amendment within ten (10) business days following Tenant's receipt of the draft lease amendment from Landlord setting forth the terms set forth in this Section 16.21 and such other reasonable provisions as mutually agreed upon by Landlord and Tenant, then Landlord may terminate this Refusal Option, by notifying Tenant in writing, in which event this Refusal Option shall become void and of no further force or effect, and Landlord shall thereafter be free to lease the Refusal Space to the bona fide offeror or any other third party. If Landlord does not enter into a lease with a third party under the terms and conditions contained in the Bona Fide Offer within one hundred eighty (180) days after Tenant declines or fails to exercise this Refusal Option, or if Landlord desires to materially alter or modify the terms and conditions of the Bona Fide Offer, Landlord shall be required to present the altered or modified Bona Fide Offer to Tenant pursuant to this Refusal Option, in the same manner that the original Bona Fide Offer was submitted to Tenant.

(d)    In addition to this Right of First Refusal and the Right of First Offer stated above, Landlord hereby agrees to use commercially reasonable efforts to keep Tenant informed of available space owned by Landlord in the Laumeier office park (the "Park"), including, but not limited to, Laumeier II and IV.

(e)    Landlord and Tenant hereby acknowledge that ( no tenant has any existing rights to lease space in the Building (other than storage space in the lower level of the Building) beyond January 31, 2012.

Section 16.22. Emergency Generator.

(a)    Tenant, at its sole cost and expense and subject to the terms of this Lease, shall have the right to install, operate and maintain an emergency diesel/gas powered generator and related equipment (collectively, the "Generator") in the location as depicted on Exhibit K attached hereto (or such other location mutually agreed upon by Landlord and Tenant) and in accordance with CDs approved by Landlord. Landlord shall be responsible, at Tenant's sole cost and expense (which expense shall be included in the Cost Statement for the Tenant Improvements), for the removal of any equipment currently located in the area depicted on Exhibit K or as may be necessary for Tenant to install the Generator. Landlord shall use commercially reasonable efforts to remove such equipment as soon as practical, but in no event later than February 1, 2010. Tenant shall install, operate and maintain the emergency generator in accordance with all federal, state and local laws and regulations and with any protective covenants. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install, operate and maintain the emergency generator and shall provide copies thereof to Landlord. Prior to installation of the Generator, Tenant shall provide Landlord with a certificate of insurance on behalf of the installer reasonably satisfactory to Landlord. Tenant, at Tenant's sole cost and expense, shall install screening around the Generator, the size, location, design and manner of which shall be subject to the written approval of Landlord and in accordance with the requirements of the applicable governmental entities. Tenant shall at all times keep the Generator and the surrounding area in a clean and orderly condition.

(b)    Upon the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall be responsible for removing the Generator and the screening surrounding the Generator and for restoring the Building and/or Common Areas affected by the Generator and screening to their original condition after such removal. Tenant agrees, within ten (10) days after written notice from Landlord, to remove the Generator and screening surrounding same in the event any governmental entity or applicable law or regulation requires removal thereof or Tenant fails to materially comply with the terms stated herein. Such removal shall be in accordance with all of the terms and conditions set forth herein. If Tenant fails to remove the Generator and screening surrounding same from the Building or Common Areas upon expiration or earlier termination of the Lease, or after expiration of the ten (10) day notice period provided above, the Generator and screening surrounding same shall be deemed abandoned by Tenant and shall become the property of Landlord, or Landlord may remove the same at Tenant's expense.

(c)    In addition, commencing on the Generator installation date, Tenant shall obtain a policy of liability insurance, or endorsements to Tenant's policy or policies of liability insurance, covering pollution liability with limits of not less than $1,000,000. Notwithstanding the foregoing, Tenant may elect not to carry such pollution liability insurance coverage; provided, however, that in such event, Tenant shall release, defend and indemnify Landlord from any and all claims arising during the Lease Term that would have been covered by such insurance had Tenant elected to carry such coverage.

Section 16.23. Americans with Disabilities Act. Landlord represents and warrants that, as of the date of this Lease, it has not, to the best of its actual knowledge, received any notices that the Building is not in compliance with all local, state and federal regulations governing Title III of the Americans with Disabilities Act ("ADA"). To the extent Landlord is obligated to correct a violation of the ADA outside of the Leased Premises, or existing as of the date hereof, Landlord shall be obligated to perform such work and the cost of which shall not be included in

Operating Expenses. During the Lease Term, Tenant shall be responsible, at its sole cost and expense, for causing the Leased Premises to comply with the ADA.

Section 16.24. Expansion Option. So long as (i) no default has occurred and is then continuing beyond any applicable notice and cure period, (ii) Tenant originally named herein or its Permitted Transferee remains in possession of a majority of the Leased Premises throughout the Lease Term, and (iii) Tenant provides Landlord written notice no later than June 30, 2011, Tenant shall have the option to expand into all or a portion of the space in the Building located on the first and fourth floors (the "Expansion Space") subject to any holdover by the existing tenant, in which event Landlord shall use commercially reasonable efforts to obtain possession of the Expansion Space as soon as possible. The rent and other terms for the Expansion Space shall be the same provided herein for the Leased Premises; however, the Allowance shall be equal to $30.00 per square foot of Rentable Area within the Expansion Space multiplied by the ratio of the remaining Lease Term, as may have been extended, to the initial Lease Term, as may have been extended. The size of the Expansion Space shall be no less than the remaining space on the first floor and/or no less than 50% of the space on the fourth floor (unless Tenant elects to lease the entire fourth floor). The Commencement Date for the Expansion Space shall be the later of: (a) March 1, 2012 and (b) delivery of the Expansion Space with all Tenant Improvements Substantially Completed.

Section 16.25. Relocation. Landlord and Tenant herby agree that, so long as the Building is in common ownership with another building in the Park (as of the date hereof, being Laumeier II or IV) (A) within any lease Landlord enters into with a third party for a full floor in the Building. Landlord shall use commercially reasonable efforts to retain the right to relocate the third party to other space within the Building or to another building owned by Landlord in the Park, and (B) within any lease Landlord enters into with a third party for a partial floor in the Building, Landlord shall retain the right to relocate the third party to other space within the Building or to another building owned by Landlord in the Park. Landlord understands Tenant's desire to expand in the Building and will use commercially reasonable efforts to lease other space in adjacent Buildings then owned by Landlord in the Park, if any, over any space remaining in the Building. Upon written notice from Tenant that it desires Landlord to invoke a right of relocation, Landlord shall use commercially reasonable efforts to relocate the designated tenant, which efforts shall be subject to: (a) availability of space elsewhere in the Building or the Park, and (b) Tenant's reimbursement of Landlord for a portion of (as mutually agreed upon by Landlord and Tenant) the direct costs to be incurred by Landlord pursuant to the invocation of Landlord's relocation right.

Section 16.26. Memorandum of Lease. Tenant shall not record this Lease in any form during the Lease Term, including any renewals or extensions thereof; provided, however, Tenant may record a memorandum of lease ("Memorandum") in a form reasonably acceptable to Landlord. Tenant shall pay all cost incurred in the preparation and recording of the Memorandum. In addition, Tenant shall be obligated to release the Memorandum, at its cost, upon expiration or earlier termination of this Lease. In the event Tenant fails to release the Memorandum as provided above, Landlord shall have the right to execute and record a release on Tenant's behalf, and Tenant shall be responsible for all costs associated with same and for any damages, including consequential damages, Landlord incurs as the result of Tenant's failure to release the Memorandum.

Section 16.27. Quiet Enjoyment. Landlord agrees that if Tenant shall perform all of the covenants and agreements herein provided to be performed on Tenant's part, Tenant shall at all times during the Lease Term, have the peaceable and quiet enjoyment of possession of the Leased Premises without any manner of hindrance.

Section 16.28. Expansion of the Leased Premises.

(a)    First Expansion Commencement Date. Commencing on the later of (i) March 1, 2012 and (b) delivery of the First Expansion Space (as hereinafter defined) with all Expansion Improvements (as hereinafter defined) Substantially Completed (the "First Expansion Commencement Date"), Landlord and Tenant acknowledge and agree that the Leased Premises shall be expanded to include the approximately 11,727 rentable square feet of space on the first floor of the Building (the remaining balance of the first floor) (the "First Expansion Space").

(b)    Expansion Improvements. Landlord shall construct and install all leasehold improvements to First Expansion Space (collectively, the "Expansion Improvements") in accordance with Exhibit B-2 attached hereto and made a part hereof.

(c)    Letter Agreement. Promptly following the First Expansion Commencement Date, Landlord and Tenant shall execute the Letter Agreement in form comparable to Exhibit C acknowledging (a) the First Expansion Commencement Date, and (b) except for any punchlist items, that Tenant has accepted the Expansion Improvements. If Tenant takes possession of and occupies the First Expansion Space and commences business operations therein, Tenant shall be deemed to have accepted the First Expansion Space and that the condition of the First Expansion Space was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to Tenant's punchlist items (which Landlord remains required to perform in accordance with this Lease).

(d)    Terms of Expansion. Upon the First Expansion Commencement Date, the Expansion Improvements shall be deemed part of the Leased Premises and Tenant shall lease the First Expansion Space on the same terms and conditions set forth in this Lease, except that (i) the Minimum Annual Rent and Monthly Rental Installments shall be increased to include the First Expansion Space (at the same per square foot rate as then being charged for the Leased Premises) as follows: commencing on the First Expansion Commencement Date through the end of Month 60 the Minimum Annual Rent shall be $1,864,040.28 per year and the Monthly Rental Installments shall be $155,336.69 per month, and from Months 61-132 the Annual Minimum Rent shall be $2,099,723.52 per year and Monthly Rental Installment shall be $174,976.96 per month, (ii) the "Tenant Improvements" as defined and used herein shall be deemed to include the Expansion Improvements; provided, however that the allowance for the Expansion Improvements shall be equal to Two Hundred Ninety Three Thousand One Hundred Seventy-five and 00/100 Dollars ($293,175.00)(the "Expansion Allowance"), and (v) Tenant's Proportionate Share shall be adjusted to 73.71% . Tenant acknowledges and agrees that the Expansion Allowance will be available to Tenant after January 1, 2011.

(e)Amendment to Section 16.24. Section 16.24 above is hereby amended to remove all references to expansion space on the first floor of the Building, and shall only apply to space on the fourth floor of the Building.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership,
d/b/a Duke Realty of Indiana Limited Partnership

By:    Duke Realty Corporation,
its General Partner

By: /s/ Thomas R. Martin
Thomas R. Martin
Senior Vice President

STATE OF MISSOURI        )
) SS:
COUNTY OF ST. LOUIS    )

Before me, a Notary Public in and for said County and State, personally appeared Thomas R. Martin, by me known and by me known to be the Senior Vice President - St. Louis Operations of Duke Realty Corporation, an Indiana corporation, the general partner of Duke Realty Limited Partnership, who acknowledged the execution of the foregoing "Office Lease" on behalf of said partnership.

WITNESS my hand and Notarial Seal this 20 day of September, 2010.

/s/ Rosa M. Read
Notary Public

_______________________________
Printed Signature

My Commission Expires: 4/10/2014

My County of Residence: St. Charles

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

TENANT:

PANERA, LLC, a Delaware limited liability company

By: /s/ Scott G. Blair

Name: Scott G. Blair

Title: Senior Vice President, General Counsel

STATE OF Massachusetts    )
) SS:
COUNTY OF Norfolk     )

Before me, a Notary Public in and for said County and State, personally appeared Scott G. Blair, by me known to be the SVP, General Counsel of Panera, LLC, a Delaware limited liability company, who acknowledged the execution of the foregoing "Office Lease" on behalf of said company.

WITNESS my hand and Notarial Seal this 7th day of September, 2010.

Robin Mancini
Notary Public

__________________________________
Printed Signature

My Commission Expires: 12/24/2015

My County of Residence: Worcester